As filed with the Securities and Exchange Commission on August 21, 2012

Registration No. 333-175474

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

MMODAL INC.

(Exact name of registrant as specified in its charter)

Delaware	98-0676666
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

9009 Carothers Parkway Franklin, Tennessee	37067
(Address of Principal Executive Offices)	(Zip Code)

1992 Stock Option Plan of MedQuist Inc.

MedQuist Inc. 2002 Stock Option Plan

CBaySystems Holdings Limited 2007 Equity Incentive Plan

Stand-Alone Non-Qualified Stock Option Agreement for V. Raman Kumar

Stand-Alone Non-Qualified Stock Option Agreement for Ashutosh Bhatt

(Full title of the plans)

Kathryn F. Twiddy, Esq.

Chief Legal Officer

MModal Inc.

9009 Carothers Parkway

Franklin, Tennessee 37067

(Name and address of agent for service)

(615) 261-1740

(Telephone number, including area code, of agent for service)

COPY TO:

Steven J. Abrams, Esq.

Pepper Hamilton LLP

3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, Pennsylvania 19103-2799

(215) 981-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Registration No. 333-175474) (the “Registration Statement”) of MModal Inc. (formerly MedQuist Holdings Inc.) (the “Company”) filed with the Securities and Exchange Commission (the “Commission”) on July 11, 2011. The Registration Statement registered a total of 3,363,725 shares of the Company’s common stock, par value $0.10 per share (the “Securities”), to be offered or sold pursuant to the 1992 Stock Option Plan of MedQuist Inc., the MedQuist Inc. 2002 Stock Option Plan, the CBaySystems Holdings Limited 2007 Equity Incentive Plan, the Stand-Alone Non-Qualified Stock Option Agreement for V. Raman Kumar dated June 12, 2007, and the Stand-Alone Non-Qualified Stock Option Agreement for Ashutosh Bhatt dated June 12, 2007, each as amended.

On August 17, 2012, pursuant to the terms of the Agreement and Plan of Merger, dated as of July 2, 2012, as amended, by and among the Company, Legend Parent, Inc. (“Parent”) and Legend Acquisition Sub, Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and an indirectly wholly-owned subsidiary of Parent.

In connection with the Merger, the Registration Statement is hereby withdrawn and all Securities registered hereunder, which remain unsold as of the date hereof, are hereby removed from registration.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, MModal Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement No. 333-175474 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin, State of Tennessee, on August 21, 2012.

MMODAL INC.

By:	/s/ Roger L. Davenport
Roger L. Davenport Chairman & Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement No. 333-175474 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Roger L. Davenport Roger L. Davenport	Chief Executive Officer and Chairman (Principal Executive Officer)	August 21, 2012

/s/ Ronald L. Scarboro Ronald L. Scarboro	Chief Financial Officer (Principal Financial and Accounting Officer)	August 21, 2012

/s/ Roger L. Davenport Roger L. Davenport	Director	August 21, 2012

/s/ Gregory A. Belinfanti Gregory A. Belinfanti	Director	August 21, 2012

/s/ Christian Ahrens Christian Ahrens	Director	August 21, 2012

/s/ Matthew P. Hughes Matthew Hughes	Director	August 21, 2012